                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Box Hill Systems Corp.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[BOX HILL LOGO]

Dear Fellow Stockholders,

     You are cordially invited to attend the Annual Meeting of Stockholders on May 6, 1998 at 10 a.m., at the offices of The Financial Relations Board, Inc., 675 Third Avenue, New York, New York 10017.

     At this year's Annual Meeting you will be asked to approve the election of directors for a term of one year and the appointment of Arthur Andersen LLP as auditors for 1998. Your vote on these matters is important and we appreciate your continued support.

     Please sign, date, and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box where indicated on the Proxy Card. If you will need special assistance at the meeting because of a disability, please contact Doug DeLieto of The Financial Relations Board, Inc. at (212) 661-8030.

                                          Very truly yours,

                                          /s/ Philip Black
                                          Philip Black
                                          Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
                 Please Sign, Date, and Return Your Proxy Card

                                                    Box Hill Systems Corp.
                                                    161 Avenue of the Americas
                                                    New York, New York 10013
                                                    March 31, 1998

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS/MAY 6, 1998

The Annual Meeting of Stockholders of Box Hill Systems Corp. will be held on May 6, 1998, at 10 a.m., at the offices of The Financial Relations Board, Inc., 675 Third Avenue, New York, New York 10017. The items of business are:

1. Election of directors for a term of one year.

2. Ratification of the appointment of auditors.

3. Such other matters as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 20, 1998, are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the signed Proxy Card is returned or other arrangements are made to have the shares represented at the meeting.

                                          By order of the Board of Directors
                                          Mark A. Mays, Secretary

This Proxy Statement and the accompanying form of Proxy Card are being mailed beginning on or about March 31, 1998, to stockholders entitled to vote. The Box Hill Systems Corp. 1997 Annual Report, which includes financial statements, is being mailed with this Proxy Statement. Kindly notify American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, telephone (718) 921-8247, if you did not receive a report, and a copy will be sent to you.

                              TABLE OF CONTENTS

1.    Election of Directors for a Term of One Year

      General Information

      o Board of Directors
      o Committees of the Board
      o Other Relationships
      o Directors' Compensation
      o Section 16(a) Beneficial Ownership Reporting Compliance
      o Ownership of Securities
      - Security Ownership of Certain Beneficial Owners
      - Common Stock and Total Stock-based Holdings of Management

      Report of Executive Compensation

      o Summary Compensation Table
      o Performance Graph

2.    Ratification of Appointment of Auditors

3.    Stockholder Proposals

Other Business

Proxies and Voting at the Meeting

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

     The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director the individuals named as Proxies on the enclosed Proxy Card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

     Philip Black, 43, has been Chief Executive Officer and a Director of the Company since May 1995. From 1976 to 1991 Mr. Black held a number of positions, including Vice President, President, Chief Executive Officer and Vice Chairman of the Board at Tekelec, Inc., a publicly traded company, of which he was the founder, engaged in the design, manufacturing and marketing of diagnostics systems and network switching solutions. From March 1990 until August 1991 Mr. Black served as Managing Director of Echelon Europe, of which he was a co-founder. In September 1991 Mr. Black became the Chief Executive Officer and Treasurer of Avalon Control Technologies, a company specializing in products and services related to Echelon's LONWorks technology, and served in those capacities until June 1994. In April 1994 Mr. Black became President and Chief Executive Officer of Chevry, a backup software company, and served in those capacities until he joined the Company.

     Benjamin Monderer, Eng.Sc.D., 39, a co-founder of the Company, has been President and a Director of the Company since its incorporation in 1988 and became Chairman of the Board in July 1997. He is also Chief Technical Officer and has served as Manager of Operations of the Company. Dr. Monderer had been a member of the technical staff at Hewlett-Packard in 1980 and 1981 and was a Research Scientist at Columbia University from 1986 to 1989. Dr. Monderer holds a Bachelor of Science in Electrical Engineering degree from Princeton University and a Master of Science degree in Electrical Engineering and a Doctor of Engineering Science from Columbia University. Dr. Monderer is married to Carol Turchin.

     Carol Turchin, 36, a co-founder of the Company, has been an executive officer and a Director of the Company since its incorporation in 1988 and, in July 1997, became Executive Vice President of the Company. She has also served as the Company's Vice President of Sales and Vice President of Marketing. Ms. Turchin holds a Bachelor of Arts degree from Vassar College. Ms. Turchin is married to Benjamin Monderer.

     Mark A. Mays, 34, a co-founder of the Company, has been Vice President, Technical Consultant and a Director of the Company since its incorporation in 1988 and was appointed Secretary of the Company in July 1997. From 1985 to 1988, Mr. Mays served as Associate Research Scientist at Columbia University. Mr. Mays holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from Columbia University.

     Finis F. Conner, 54, was elected a Director of the Company in July 1997. Mr. Conner was until 1996 Chairman of the Board and Chief Executive Officer of Conner Peripherals, Inc. which he founded in 1986. A leading manufacturer of

3 1/2" Winchester disk drives used in personal computers, Conner Peripherals was merged with Seagate in February 1996. Mr. Conner was a co-founder of Seagate, and served as its Vice-Chairman from 1979 to 1985. From 1996 to the present, Mr. Conner has been Chairman of the Board of Golf Media, Inc., a company engaged in the design of internet web sites for the promotion of golf products, and since February 1996, Mr. Conner has been a principal of the Conner Group, an independent consulting organization.

     Robert C. Miller, 53, was elected a Director of the Company in August 1997. Mr. Miller has been Chairman of the Board and Chief Executive Officer of NeTpower, which is engaged in the development and manufacture of systems for the Windows NT market, since he founded the company in February 1993. Prior thereto, he was Chairman, President and Chief Executive Officer of MIPS Technologies Inc., since its acquisition by Silicon Graphics Inc. in June 1992 and during the five-year period prior to such acquisition. Mr. Miller had been Senior Vice President of the Information Systems Group of Data General and had held several positions with IBM, the last of which was Director of IBM's Boulder, Colorado laboratory. A senior member of the Institute of Electrical and Electronic Engineers ('IEEE') Society, Mr. Miller holds six United States patents and has authorized a number of publications related to computer architecture. He holds a Bachelor's degree in Mechanical Engineering from Bucknell University, an M.S. in Thermodynamics from Stanford University and is a registered Professional Engineer.

     Mischa Schwartz, Ph.D., 71, was elected a Director in July 1997. Dr. Schwartz is the Charles Batchelor Professor Emeritus of Electrical Engineering at Columbia University. He was Professor of Electrical Engineering and Computer Science at Columbia University from 1974 until retirement in July 1996. Prior to 1974, he served as Professor of Electrical Engineering at the Polytechnic Institute of Brooklyn for 24 years, during a portion of which period he served as Head of the Electrical Engineering Department. During his tenure at Columbia University he served, in 1980 as a Visiting Scientist with IBM Research, from 1985 to 1988 as Director of the Columbia University Center for Telecommunications, one of the six National Engineering Research Centers established in 1985 under major grants of the National Science Foundation, and during 1986 as a Resident Consultant with NYNEX Science and Technology. He has also served as a part time consultant on wireless communication systems for IBM Research during 1994 and for AT&T Bell Laboratories during 1995. Dr. Schwartz, the author or co-author of nine books and more than 150 technical publications on communication theory, systems signal processing and computer communication networks, is a member of the National Academy of Engineering, a Fellow and former Director of the IEEE and former Chairman of its Information Theory Group and Past President of the Communications Society. He serves on the editorial board of several communication journals including Networks and Telecommunication Systems. In 1984, he was cited by IEEE as one of the ten all-time outstanding Electrical Engineering educators.

GENERAL INFORMATION

  Board of Directors


     The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to two committees. Three of the seven current directors are outside directors who are neither officers nor employees of Box Hill or its Subsidiaries. In the opinion of the Board, each of the outside directors is independent of management and free of any relationship with the Company that would interfere with his or her exercise of independent judgment in enforcing the duties of a director.

     The Audit Committee and the Compensation Committee are composed entirely of outside directors. The committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations.

     The Board of Directors held one meeting during 1997, at which each director was present. Following the Annual Meeting, the Board will consist of seven directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

  Committees of the Board

     The Audit Committee and the Compensation Committee are the standing committees of the Board of Directors.

Audit                           Compensation
-----------------------         -----------------------
Finis F. Conner                 Finis F. Conner
Robert C. Miller                Robert C. Miller
Mischa Schwartz, Ph.D.          Mischa Schwartz, Ph.D.

  Audit Committee

     The Audit Committee is responsible for reviewing reports of the Company's financial results and internal controls. The committee recommended to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

     The Audit Committee is composed of outside directors who are not officers or employees of Box Hill or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment is members of this committee. The committee held one meeting in 1997 at which all members were present.

  Compensation Committee

     The Compensation Committee has responsibility for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the 1995 Incentive Program and the Employee Stock Purchase Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 7). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

     Members of this committee are outside directors who are not officers or employees of Box Hill or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held one meeting in 1997 at which all members were present.

  Other Relationships

     The Company and its subsidiaries purchase services, supplies and equipment in the normal course business from many suppliers and similarly sell Box Hill products and services to many customers. In some instances, these transactions occur between Box Hill and other companies for whom members of Box Hill's Board serve as executive officers. In 1997, none of these transactions was individually significant or reportable.

     The Company has purchased directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct indemnification. These policies run from September 16, 1997, through September 16, 1998, at a total cost of $230,000. The primary carrier is CHUBB Group of Insurance Companies.

     Dr. Monderer, Ms. Turchin and Mr. Mark Mays are the sole shareholders of Box Hill Systems Europe, Ltd. ('Box Hill Europe'), which they formed in 1995 to provide marketing and technical support services to the Company in connection with European sales. They, along with Mr. Philip Black, are its directors. The Company pays the operating expenses of Box Hill Europe's operations, which consist solely of salaries for its employees and related expenses, plus a fee of 10% of total operating expenses, which fee is principally used to pay applicable United Kingdom taxes. No sales of the Company's products or services are effected through Box Hill Europe. None of Box Hill Europe's employees is an officer or director or an affiliate of an officer or director of the Company. For the years ended December 31, 1996 and 1997, the Company expensed $316,000, and $395,000, respectively, in connection with such operation. In addition, the Company had accounts payable to Box Hill Europe of $55,000 and $94,000 as of December 31, 1996 and 1997, respectively. The Company is considering the purchase of Box Hill Europe from the current shareholders.


  Directors' Compensation

     In July 1997, the Company adopted a compensation policy for its non-employee directors. The policy provides that such directors shall receive an annual fee of $25,000 payable in quarterly installments, and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. Directors who are employees of the Company do not receive additional compensation for serving as directors.

     The Company granted, under its Incentive Program, in connection with their elections as Directors of the Company, options to (i) Mr. Conner in July 1997 to purchase 346,500 shares of its Common Stock at a price of $12.73 per share, and
(ii) to Mr. Miller and Dr. Schwartz in August 1997 to purchase 173,250 and 10,000 shares, respectively, of its Common Stock at the initial public offering price of $15.00 per share. The five-year options vest ratably over sixteen quarters commencing on October 1, 1997.

  Section 16(a) Beneficial Ownership Reporting Compliance

     The Company believes that during 1997 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

  Ownership of Securities

     The following tables reflect shares of Box Hill common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 1997. Also shown are shares which the named person could have acquired within 60 days.

  Security Ownership of Certain Beneficial Owners

     The following table sets forth information as to the only persons known to the Company, other than members of management, to be beneficial owners of more than five percent of the Company's common stock as of December 31, 1997.

                                                               AMOUNT AND NATURE OF
                                                                    BENEFICIAL         PERCENT OF
NAME AND ADDRESS                                                    OWNERSHIP            CLASS
------------------------------------------------------------   --------------------    ----------
(1) Pilgrim Baxter &
  Associates, Ltd.
  825 Duportail Road,
  Wayne, PA 19087...........................................         1,171,400             8.3%

------------------

(1) Based on Schedule 13G filed by Pilgrim Baxter & Associates, Ltd. with the Securities and Exchange Commission dated January 20, 1998. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

  Common Stock and Total Stock-Based Holdings of Management

     The following table sets forth the beneficial ownership of shares of the Company's common stock as well as all other Box Hill stock-based holdings as of December 31, 1997, by Box Hill's current directors and nominees, the executive officers named in the Summary Compensation Table on page 8 and the directors and officers as a group as of December 31, 1997. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                      AMOUNT AND NATURE OF        PERCENT OF
NAME                                                  BENEFICIAL OWNERSHIP    OUTSTANDING SHARES
---------------------------------------------------   --------------------    ------------------
Benjamin Monderer (1)..............................         7,700,000                 54.5%
Carol Turchin (1)..................................         7,700,000                 54.5
Mark A. Mays (2)...................................         7,700,000                 54.5
Philip Black (3)...................................           286,580                   *
Finis F. Conner (3)................................            43,312                   *
Warren J. Fisher (3)...............................             5,412                   *
Robert C. Miller (3)...............................            21,656                   *
Mischa Schwartz (3)................................             1,250                   *
Directors and Executive Officers as a group (4)....         8,073,527                 57.1%

------------------
* Less than 1%

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(1) Beneficial ownership includes 2,475,000 shares owned by such individual's spouse and 2,750,000 shares owned by Mr. Mays, all of which shares are subject to the voting agreement described below, as to which shares such individual disclaims beneficial ownership.

(2) Beneficial ownership includes 4,950,000 shares owned by Dr. Monderer and Ms. Turchin, all of which are subject to the voting agreement described below, as to which shares Mr. Mays disclaims beneficial ownership.

(3) Beneficial ownership represents shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.


(4) Beneficial ownership includes 373,527 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997 by all directors and executive officers as a group and by the wife of an officer who is also an employee of the Company.

     On July 31, 1997, Dr. Monderer, Ms. Turchin and Mr. Mays entered into a voting agreement with respect to the share of each owns, effective with the consummation of the Offering. Pursuant to the agreement, such shareholders have agreed to vote their respective shares for the election of each thereof as a Director of the Company and will vote their shares in accordance with the determination of the holders of a majority of their shares as to any proposal to merge, consolidate, liquidate or sell substantially all the assets of the Company. The agreement, which is to terminate on December 31, 2009, or upon the deaths of Dr. Monderer and Ms. Turchin, prohibits the transfer of their shares other than (i) to a member of the transferor's family who agrees to be bound by the agreement, (ii) pursuant to a sale exempt from registration pursuant to Rule 144 under the Securities Act or (iii) in a merger, consolidation or sale of substantially all the assets of the Company.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for administering the Company's executive compensation policies and practices, and it approves all elements of compensation for elected corporate officers and certain other senior management positions. In carrying out its duties, the Compensation Committee has direct access to independent compensation consultants and outside survey data. The Compensation Committee reports regularly to the Board of Directors.

     The Compensation Committee first met on October 29, 1997 and did not adopt compensation policies for executive officers for 1997. Compensation for Mr. Black, the Chief Executive Officer, in 1997 was determined pursuant to his employment contract, entered into during May of 1995, prior to Box Hill's initial public offering. The Compensation Committee intends to establish compensation policies applicable to executive officers for 1998.

     Finis F. Conner
     Robert C. Miller
     Mischa Schwartz

  Executive Compensation

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended December 31, 1997 and 1996 for (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated other executive officers whose salary, bonus and other compensation for such year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                     ANNUAL COMPENSATION(1)            COMPENSATION
                                             --------------------------------------       AWARDS
                                                                       OTHER ANNUAL       (# OF         ALL OTHER
NAME AND PRINCIPAL POSITIONS*        YEAR     SALARY       BONUS       COMPENSATION      OPTIONS)      COMPENSATION
----------------------------------   ----    --------    ----------    ------------    ------------    ------------
Philip Black                         1997    $290,975    $  149,065
  Chief Executive Officer            1996    $282,289    $   72,630

Benjamin Monderer                    1997    $354,932    $3,063,179(2)                                  $ 39,803(4)
  Chairman of the Board;             1996    $281,910    $2,603,375(2)
  President; Chief Technical
  Officer

Carol Turchin                        1997    $340,297    $3,063,179(2)
  Executive Vice President           1996    $278,489    $2,603,375(2)

Mark A. Mays                         1997    $308,668    $  449,642(2)
  Vice President, Secretary          1996    $278,489    $  295,250(2)

Warren J. Fisher                     1997    $108,692                    $191,460(3)
  Vice President--Sales              1996    $101,392                    $135,415(3)      13,530         $ 50,000(5)

------------------
* Reflects the position or positions of such officers as of December 31, 1997.

(1) Represents amounts paid in 1997 and 1996.

(2) 1997 and 1996 bonuses paid to Mr. Monderer, Ms. Turchin and Mr. Mays were calculated in accordance with their compensation schemes which existed prior to their employment contracts dated September 22, 1997.

(3) Represents commissions paid in 1997 and 1996.

(4) Represents amounts paid in 1997 prior to the initial public offering of the Company's Common Stock in September, 1997 to two employees of the Company who provide housekeeping and domestic services for Mr. Monderer which are not Company related. Following the initial public offering, the Company continues to employ these individuals and Mr. Monderer reimburses the Company for the full amount of their salary, benefits and related expenses.

(5) Represents moving expenses paid in 1996.


EMPLOYMENT AND COMPENSATION AGREEMENTS

     The Company has entered into employment agreements with Dr. Monderer, Ms. Turchin and Mr. Mays. The agreements are for a term commencing September 22, 1997 and ending December 31, 2000 and provide for annual base compensation of $500,000, $425,000 and $350,000, respectively, for Dr. Monderer, Ms. Turchin and Mr. Mays, for the period ending December 31, 1998 with the compensation for the remaining two years to be not less than the prior year's base compensation, adjusted for increases in the Consumer Price Index. The agreements also provide for an annual bonus of (i) 0.5% of the net revenues in excess of $100,000,000 for each of Dr. Monderer and Ms. Turchin and (ii) 4.0%, 2.5% and 1.5% of the net pre-tax income above $20,000,000, respectively, for Dr. Monderer, Ms. Turchin and Mr. Mays, for any year ending during the term of the agreements. The employment agreements with Dr. Monderer and Ms. Turchin provide that the Company is to secure term life insurance on the life of each of them in the amount of at least $1,000,000 for the benefit of his or her spouse. Each of their employment agreements also provides that in the event of the employee's death, the Company will pay the employee's spouse the employee's base compensation for twelve months following such death at the rate payable immediately prior to such death, plus the amount of any bonus which would have been earned during the following 12 months, and that in event of termination due to disability as defined in the agreement, the Company will pay his or her base compensation for the twelve-month period following such termination at the rate payable immediately prior to such termination.

     In May 1995, the Company entered into a Compensation Plan and Agreement (the 'Compensation Plan') with Mr. Philip Black. The Compensation Plan provides that Mr. Black's employment with the Company is at will. The agreement provides for an annual base salary of $275,000, plus a bonus, based on the Company's net revenues and pre-tax income for the immediately prior calendar year, of: (i) 0.05% of the net revenues up to $100,000,000 plus 0.5% of the net revenues in excess of $100,000,000 for the period and (ii) 1.12% of the pre-tax income, as defined, up to $20,000,000, plus 4.0% of the pre-tax income above $20,000,000 for the period.

     The Compensation Plan may be terminated at the option of either the Company or Mr. Black for convenience and without cause at any time upon 30 days prior written notice. If so terminated by the Company, Mr. Black is entitled to a severance payment equal to his annual salary and aggregate bonus for the calendar year prior to the termination, but not more than $600,000 in the aggregate. The employment agreements and the Compensation Plan contain a non-competition covenant for a one-year period following termination of employment.

                               PERFORMANCE GRAPH

$100 invested on 9/17/97 in stock or index--including reinvestment of dividends fiscal year ending December 31.


                                                                                      CUMULATIVE TOTAL RETURN
                                                                       ------------------------------------------------------
                                                                       9/17/97    9/30/97    10/31/97    11/30/97    12/31/97
                                                                       -------    -------    --------    --------    --------
Box Hill Sys Corp........................................     BXH        100        117         103          78          70
PEER GROUP...............................................                100        104         104         111         103
S&P 500..................................................                100        100          97         102         103

     The Performance Graph compares the cumulative total return for Box Hill Common Stock from September 17, 1997, the date of the initial public offering of Box Hill Common Stock, through December 31, 1997, with the comparable cumulative return of the Standard & Poors 500 Stock Index and the common stock of a group of peer issuers. The group of peer issuers consists of fourteen companies whose common stock is publicly traded which operate in the computer data storage industry.

2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, independent accountants, to be Box Hill's auditors for the year 1998 and recommends to stockholders that they vote for ratification of that appointment.

     Arthur Andersen LLP served in this capacity for the year 1997. Its representatives will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     On January 6, 1997, the Company engaged Arthur Andersen LLP as its independent public accountants to audit the financial statements as of December 31, 1996 and for the year then ended. The decision to change accountants was approved by the Board of Directors. The report of the predecessor auditor, Perelson Weiner, on the Company's financial statements, as of December 31, 1995 and for the year ended December 31, 1995, does not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company's financial statements for the year ended December 31, 1995 and in the subsequent interim period prior to the change, there were no disagreements with the former auditors or any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the former auditor's satisfaction, would have caused them to make reference to the subject matter in their report. Prior to retaining Arthur Andersen LLP, the Company did not consult with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements, or any other matter.

     The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services to ensure that they will not impair the independence of the accountants.

     Before making its recommendation to the Board for appointment of Arthur Andersen LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Arthur Andersen LLP in all of these respects.

THE BOX HILL SYSTEMS CORP. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS
PROPOSAL.

3. STOCKHOLDER PROPOSALS

     Stockholder proposals may be submitted for inclusion in Box Hill's 1999 proxy material after the 1998 Annual Meeting. Proposals must be received no later than 5 p.m. EST on November 31, 1998. Proposals must be in writing and sent via registered, certified, or express mail to: Box Hill Systems Corp., 161 Avenue of the Americas, New York, NY 10013. Facsimile or other forms of electronic submissions will not be accepted.

OTHER BUSINESS

     Management knows of no other matters that may properly be or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as Proxies on the enclosed Proxy Card will vote the shares it represents.

PROXIES AND VOTING AT THE MEETING

     The common stock, $.01 par value of the Company is its only class of security entitled to vote at the May 6, 1998, meeting. Each stockholder of record at the close of business on April 6, 1998, is entitled to vote for each share held. The Proxy Card covers the number of shares to be voted. On March 2, 1998, there were 14,223,422 common shares outstanding and entitled to be voted.

     Directors are elected by a majority of votes cast. A majority of the votes cast is required to ratify the appointment of auditors. Under the law of New York, Box Hill's state of incorporation, 'votes cast' at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered 'votes cast' based on current state law requirements and Box Hill's Certificate of Incorporation and By-laws.

     All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall he available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, Box Hill's state of incorporation. Votes are counted by employees of American Stock Transfer & Trust Company, Box Hill's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of American Stock Transfer & Trust Company.

     Shares cannot be voted unless a signed Proxy Card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder wishes to give a proxy to someone other than the individuals named as Proxies on the Proxy Card, he or she may cross out the names appearing on the enclosed Proxy Card, insert the name of some other person, sign, and give the Proxy Card to that person for use at the meeting.

     Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the Proxy Card in the enclosed envelope.

     Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company.

Dated: March 31, 1998

Proxy Card

                             BOX HILL SYSTEMS CORP.
                          161 AVENUES OF THE AMERICAS
                               NEW YORK, NY 10013

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Benjamin Monderer and Philip Black as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Box Hill Systems Corp. ('Box Hill') held of record by the undersigned on March 20, 1998 at the annual meeting of shareholders of Box Hill to be held on May 6, 1998 or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of 1998 Annual meeting and Proxy Statement dated March 31, 1998.

/X/  Please mark your votes as in this example.

     1.  Election of directors

        / / FOR            / / WITHHELD

        FOR, except vote WITHHELD from the following nominees:

        -----------------------------------------------------------------------

        NOMINEES: Philip Black, Benjamin Monderer, Carol Turchin, Mark A. Mays,
                  Finis F. Conner, Robert C. Miller and Mischa Schwartz

     2. A proposal to ratify the appointment of Arthur Andersen LLP as auditors for 1998

        / / FOR            / / AGAINST            / / ABSTAIN


Signature(s)
            -------------------------------------------------------------------
            Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date
     -----------------------------